Exhibit 1

                          AMENDMENT TO RIGHTS AGREEMENT

     THIS AMENDMENT, dated as of June 23, 2000, to the Rights Agreement, dated as of January 12, 1996 (the "Rights Agreement"), by and between Lilly Industries, Inc., an Indiana corporation (the "Company"), and National City Bank, as Rights Agent (the "Rights Agent").

                                 R E C I T A L S
                                 - - - - - - - -

     A. The Company proposes to enter into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended or supplemented from time to time, the "Merger Agreement") by and among the Company, The Valspar Corporation, a Delaware corporation ("Valspar"), and a wholly-owned subsidiary of Valspar ("Merger Sub"), with respect to a merger of the Company with Merger Sub (the "Merger").

     B. Pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof.

     C. The Merger Agreement contemplates an amendment to the Rights Agreement.

     D. The Board of Directors has determined that it is in the best interest of the Company and its shareholders to amend the Rights Agreement to exempt the Merger and the Merger Agreement, and all of the transactions contemplated thereby, from the application of the Rights Agreement.

                               A G R E E M E N T
                               - - - - - - - - -

     NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

     1. Section 1(a) of the Rights Agreement is hereby modified and amended by adding the following proviso at the end of the first sentence thereof:

           "; provided, further, that neither The Valspar Corporation, a Delaware corporation ("Valspar"), nor any Affiliate or Associate of Valspar shall be deemed to be an Acquiring Person by virtue of the approval, execution or delivery of the Agreement and Plan of Merger, dated as of June 23, 2000 by and among the Company, Valspar, and a wholly owned subsidiary of Valspar (as it may be amended from time to time, the "Merger Agreement"), or the consummation of the transactions contemplated thereby."


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     2. The Rights  Agreement is hereby further modified and amended by deleting the word "or" between clauses (ii) and (iii) of the first sentence of Section 7(a) and inserting the following as a new (iv):

           ", or (iv) immediately prior to the Effective Time (as such term is defined in the Merger Agreement)."

     3. The Rights Agreement is hereby further modified and amended by adding a new Section 34 to the end thereof to read in its entirety as follows:

           "Section 34. Merger Agreement. Notwithstanding any other provision of this Rights Agreement, neither the approval, execution or delivery of the Merger Agreement, nor the performance thereof or the consummation of the transactions contemplated thereby, is or shall be deemed to be an event described in Section 11(a)(ii) or Section 13, nor will such performance or consummation result in the occurrence of a Share Acquisition Date, a Distribution Date or any other separation of the Rights from the underlying Common Shares, nor entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of Rights, including giving the holders of the Rights the right to acquire securities of any party to the Merger Agreement."

     4. This Amendment shall be deemed to be a contract made under the laws of the State of Indiana and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, without giving to its principles of conflicts of laws.

     5. This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

     6. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

     7. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.


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

     IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.

Attest:                                       LILLY INDUSTRIES, INC.
------

By:    /s/  John C. Elbin                     By:   /s/  Douglas W. Huemme
     -------------------------------              ------------------------
   Name:   John C. Elbin                         Name:   Douglas W. Huemme
   Title:  Chief Financial Officer,              Title:  Chairman and Chief
           Vice President and Secretary                  Executive Officer

Attest:                                       NATIONAL CITY BANK

By:    /s/  J. Dean Presson                   By:   /s/  Marlayna J. Jeanclerc
     -------------------------------              ----------------------------
   Name:   J. Dean Presson                       Name:   Marlayna J. Jeanclerc
   Title:  Vice President                        Title:  Vice President





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